Red Mile Entertainment Raises $8.2 Million in Senior Secured Convertible Debt Financing

SAUSALITO, Calif., Nov. 22, 2006 - Red Mile Entertainment, a worldwide developer and publisher of interactive entertainment software, today announced it has completed private placements totaling $8.2 million in 5.5% Senior Secured Convertible Debentures to institutional and private investors. The Company intends to use the offerings’ proceeds for general corporate purposes, including the ongoing development of new interactive video games.

"Our continued ability to raise capital is a clear validation of our business model, which is focused on creating interactive game franchises from the intellectual property we have incubated,” said Chester Aldridge, Chairman and CEO of Red Mile. “This funding enables us to build upon the success of our initial ‘Heroes of the Pacific’ game franchise and to continue executing our growth strategy. New gaming platforms are driving continued momentum within the interactive software industry, and with exciting upcoming titles such as ‘Jackass: The Game,’ Red Mile is well-poised to take advantage of this trend.”

Having raised nearly $18 million since being founded in August 2004, Red Mile has developed a number of innovative titles. In 2005, the Company successfully launched its first franchise game, “Heroes of the Pacific,” for multiple platforms including the PlayStation®2 computer entertainment system, Xbox® videogame system from Microsoft and the PC. The popular game is also being developed for the PSP® portable entertainment system, and a sequel to the franchise is being developed for the next generation of consoles and PC platforms. Red Mile’s most highly anticipated title, “Jackass: The Game,” which is based on the extremely successful MTV series, is expected to be published in March 2007. The Company also recently announced an agreement with Navarre Corporation as the exclusive distributor for all video game titles self-published by Red Mile throughout North America.

The Debentures, a portion of which mature on Oct. 19, 2008, and a portion of which mature on Nov. 20, 2008, carry a non-compounded coupon rate of 5.5%, and are convertible into shares of the Common Stock of the Company at a ratio of $1.75 (with proportional adjustments for stock splits) per Common Share. J.F. Mackie & Company, Ltd. of Calgary, Alberta, Canada, served as the placement agent for the transactions. Additional information relating to the Senior Secured Convertible Debentures may be found in Red Mile’s Current Reports on Form 8-K recently filed with the Securities and Exchange Commission.

The securities have not been registered under the Securities Act of 1933, as amended (the "US Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, "US persons," as such term in defined in Regulation S, promulgated under the Securities Act, except in certain transactions exempt from the registration requirements of the US Securities Act. This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

Red Mile’s registration statement on Form SB-2 with the U.S. Securities and Exchange Commission (SEC) covering the resale of 27,098,742 shares by certain stockholders was declared effective by the SEC on August 11, 2006. The Company is also working towards the listing of its common shares for trading on the OTC Bulletin Board and the TSX Venture Exchange in Canada.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. All statements in this release regarding executing on our growth strategy, publication of “Jackass: The Game” in March 2007, use of proceeds, listings on the OTC Bulletin Board and TSX Venture Exchange, and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements. Please refer to the Company's Form 10-KSB and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.

About Red Mile Entertainment

Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software. Headquartered in Sausalito, California, the company creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms. www.redmileentertainment.com.

©Red Mile Entertainment, Inc. All rights reserved. Red Mile Entertainment and the Red Mile Entertainment logo are trademarks of Red Mile Entertainment, Inc. Microsoft, Xbox and the Xbox 360 are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. PlayStation and PSP are registered trademarks of Sony Computer Entertainment Inc. Memory Stick Duo™ may be required (sold separately).

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Jennifer Jarman	Greg Jones
The Blueshirt Group	The Blueshirt Group
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